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                                    EXHIBIT 5

                          OPINION OF LAWRENCE N. FISHER

April 30, 2004

Fluor Corporation
One Enterprise Drive
Aliso Viejo, California  92656

Re: Fluor Corporation 2000 Restricted Stock Plan for Non-Employee Directors

Ladies and Gentlemen:

As Chief Legal Officer and Secretary of Fluor Corporation ("Fluor"), I am familiar with the activities of Fluor and its corporate records. I have participated in the authorization and preparation of the amendment and restatement of the Fluor Corporation 2000 Restricted Stock Plan for Non-Employee Directors (the "Plan") and the registration statement on Form S-8 ("Registration Statement") being filed by Fluor under the Securities Act of 1933, as amended, for the purpose of registering 100,000 shares of Fluor common stock in connection with the Plan (the "Shares").

On the basis of my knowledge of Fluor's activities and its corporate records, I am of the opinion that the Shares will be legally issued, fully paid and nonassessable shares of Fluor common stock when issued and paid for in accordance with the provisions of the Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement.

Sincerely,

/s/Lawrence N. Fisher
Lawrence N. Fisher
Chief Legal Officer and Secretary
Fluor Corporation